Item 801 - Other Events.

On Friday, March 24, 2006, Commercial National Financial Corporation, parent company of Commercial Bank & Trust of PA, repurchased 362,113 shares of its common stock held by Louis A. Steiner, a former Chairman of the Board of the Company, Sarah Steiner Shirey, Henry K. and Barbara Steiner Holmes, husband and wife, the Latrobe Foundry Machine & Supply Co., Barbara J. Steiner, and Louis T. Steiner, a former Director and former CEO of the Company, and Pamela Steiner, husband and wife. The repurchased shares represent approximately 10.6% of the total shares outstanding. The aggregate purchase price for the stock is approximately $6.7 million, which is $18.50 per share. The market price for the Company's common stock as of the close of business on Wednesday, March 22, 2006, was $19.00 per share. The agreement also provides that the selling shareholders are prohibited from purchasing the common stock of the Company for five years. The selling parties sold all of their shares in the Company except for 250 shares retained by Sarah Steiner Shirey and 131,760 shares owned by Ridge Properties, Inc. of which certain of the selling parties have a significant minority interest.

The repurchase of these shares was approved by the Board of Directors based, in part, upon receiving an opinion from the Company's financial advisor, SunTrust Robinson Humphrey that the purchase price was fair to the Company. The Company expects the transaction to be accretive to earnings per share in 2006.

All repurchased shares will be held as treasury shares.

In addition to Latrobe where it is headquartered, the company operates community-banking facilities in Greensburg, Hempfield Township, Ligonier, North Huntingdon, Unity Township and West Newton, Pennsylvania and also maintains a commercial business development sales force throughout its entire market area. Commercial Bank & Trust of PA also serves its customer base from an Internet banking site (http://www.cbthebank.com) and an automated TouchTone Teller banking system. The company operates an asset management & trust division headquartered in Greensburg, Pennsylvania.

Safe Harbor Statement

Forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as "may," "will," "to," "expect," "believe," "anticipate," "intend," "could," "would," "estimate," or "continue" or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. These statements are based on information currently available to the company, and the company assumes no obligation to update these statements as circumstances change. Investors are cautioned that all forward-looking statements involve risk and uncertainties, including changes in general economic and financial market conditions, unforeseen credit problems, and the company's ability to execute its business plans. The actual results of future events could differ materially from those stated in any forward-looking statements herein.